ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of June, 2012, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Fund Accounting Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series listed on Exhibit D and Exhibit D-1 attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Tactical Shares Dynamic Allocation Fund and its fees; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit D, the Capital Advisors Growth Fund and the fees, is hereby superseded and replaced with Exhibit D attached hereto.

Exhibit D-1, the Tactical Shares Dynamic Allocation Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Capital Advisors 6/2012

Exhibit D to the Advisors Series Trust Fund Accounting Servicing Agreement

Name of Series
Capital Advisors Growth Fund

FUND ACCOUNTING SERVICES FEE SCHEDULE EFFECTIVE: 3/15/2002

Monthly Fee Per Portfolio
Net Assets (in millions)             Global        Domestic         Money Market
Under $3                                       $___          $___                 $___
From $3 to $10                             $___          $___                 $___
From $10 to $20                           $___          $___                 $___
From $20 to $30                           $___          $___                 $___
Over $30                                       $___          $___                 $___

Plus, Net Asset Charge For Funds Over $30 Million
1/12th of 2.00 basis points on all assets over $___ million to $___ million, plus 1/12th of 1.00 basis point on all assets in excess of $___ million.

Multi-Class Processing Fee
$___ per month will be charged for each additional class of fund shares per portfolio

Out-of-Pocket Expenses
The following expenses will be charged to the Fund as incurred by USBFS in connection with the performance of its duties: telephone toll charges, facsimile transmissions, postage, bulk copy runs, courier charges, pricing services, etc.

Conversion Costs
Conversion costs will be negotiated based upon the condition of records to be converted and the volume of records to be converted.

Special Reports
All reports and/or analyses requested by the Fund’s auditors, legal counsel, Advisor, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of administrative or accounting activities as specified in this Agreement or are not required to clarify standard reports generated by USBFS shall be subject to an additional charge, agreed upon in advance and in writing, based upon the following rates:

Labor:              Senior Staff:  $___/hour
                         Junior Staff: $___/hr
                         Computer time: $___/hr
Custom Programming
All Custom programming requests to be used by USBFS, the Advisor or any regulatory agency, to be made by USBFS’s portfolio accounting system shall be subject to an additional charge, agreed upon in advance and in writing.

The advisor signature is not required for the Capital Advisor Growth Fund at June 12, 2012 as the fund accounting fees are not changing.

Capital Advisors 6/2012

Exhibit D-1 to the
Advisors Series Trust Fund Accounting Agreement

Name of Series
Tactical Shares Dynamic Allocation Fund

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at June, 2012

Annual Fee Based Upon Average Net Assets Per Fund*
10 basis points on the first $___ million
8 basis points on the next $___ million
5 basis points on the balance
Minimum annual fee:  $___ per fund
▪ Additional fee of $___ for each additional class
▪ Additional fee of $___ per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪ $___ - Domestic Equities, Options, ADRs
▪ $___ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪ $___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪ $___ - Bank Loans
▪ $___ - Credit Default Swaps
▪ $___ - Swaptions, Index Swaps
▪ $___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪ $___ /Foreign Equity Security per Month for Corporate Action Service
▪ $___ /Domestic Equity Security per Month for Corporate Action Service
▪ $___ /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪ $___ on the First 100 Securities
▪ $___ on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪ $___ for the first fund (subject to Board approval)
▪ $___ for each additional fund (subject to change based on Board review and approval)
▪ $___ /sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are billed monthly.

Capital Advisors 6/2012

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedules on this Exhibit D-1 for the Tactical Shares Dynamic Allocation Fund.

Capital Advisors, Inc.

By:  /s/ Keith C. Goddard

Printed Name:  Keith Goddard

Title:  CEO                   Date:  07/09/2012

Capital Advisors 6/2012                              4